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                                                                      EXHIBIT 5


[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
400 Hamilton Avenue, Palo Alto, CA  94301-1825
Phone: 650-833-2000      Fax: 650-833-2001   www.graycary.com


March 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:


As legal counsel for Raytel Medical Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 141,666 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to options granted under the Raytel Medical Corporation 2000 Stock Option Plan (the "Option Plan").

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 141,666 shares of Common Stock that may be issued upon exercise of options granted under the Option Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Option Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP